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                                                                    EXHIBIT 23.1


                      CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statement of Westfield America, Inc. on Form S-3 (File No. 333-52977) of our report dated April 27, 1998, on our audit of the combined statement of revenues and certain expenses of selected TrizecHahn Acquisition Properties to be acquired less than 100% by Westfield America, Inc. for the year ended December 31, 1997 and of our report dated May 29, 1998, on our audit of the statement of revenues and certain expenses of selected TrizecHahn Acquisition Properties to be acquired by Westfield America, Inc. for the year ended December 31, 1997 which reports are included in this filing on Form 8-K.



                                                  /s/ PRICEWATERHOUSECOOPERS LLP


Newport Beach, California
November 13, 1998